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                                                                     EXHIBIT 5.1


                           August 30, 2004


TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, MI  48034

Ladies and Gentlemen:

I have acted as counsel for TechTeam Global, Inc., a Delaware corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,200,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), and related Preferred Share Purchase Rights (the "Rights"), which may be issued pursuant to the TechTeam Global, Inc. 2004 Incentive Stock and Awards Plan (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of May 6, 1997 between the Company and U.S. Stock Transfer Corporation, as Transfer Agent, as amended on August 24, 1999 and May 5, 2003 (the "Rights Agreement").

As such counsel, I have examined: (i) the Plan; (ii) the Registration Statement;
(iii) the Rights Agreement; (iv) the Company's Certificate of Incorporation and Bylaws, each as amended and/or restated to date; (v) resolutions of the Company's Board of Directors relating to the Plan; and (vi) such other documents and records as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation validly existing under the laws of the State of Delaware.

2. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                 Very truly yours,

                                 /s/ Michael A. Sosin
                                 Michael A. Sosin
                                 Vice President, General Counsel and Secretary